Exhibit 14.2

CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER AND

SENIOR FINANCIAL OFFICER(S)

1.	Application – This Code of Ethics for the Principal Executive Officer and Senior Financial Officer(s) applies to Empire Resorts, Inc.’s (“Empire Resorts” or the “Company”) Chief Executive Officer (CEO) or principal executive officer and senior financial officer(s) including the Chief Financial Officer (CFO) and the controller or principal accounting officer or persons performing similar functions (such persons are hereafter referred to as the “Senior Executive and Financial Officers”). The honesty, integrity and sound judgment of the Senior Executive and Financial Officers are fundamental to the reputation and success of Empire Resorts. Although all employees and other indicated persons are required to adhere to Company’s Code of Business Conduct and Ethics, the professional and ethical conduct of the Senior Executive and Financial Officers, and their adherence to this Code of Ethics, is particularly essential to the proper function and success of Empire Resorts.

2.	Incorporation of and Compliance with Code of Business Conduct and Ethics – The Senior Executive and Financial Officers must comply with this Code of Ethics as well as the Code of Business Conduct and Ethics (Policy Code HR-102) that is applicable to all employees and such other persons as are identified therein.

3.	Additional Requirements – The Senior Executive and Financial Officers shall, to the best of their knowledge and ability, in performing their respective duties:

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Act with honesty and integrity, and avoid, or handle ethically and with full internal disclosure to the Board of Directors, actual or apparent conflicts of interest between personal and professional relationships;

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Act in good faith, with due care, competence and diligence, to provide full, fair, accurate, timely and understandable disclosures in the Company’s periodic reports that are filed with the SEC; ensure compliance with established accounting procedures, the Company’s system of internal controls and generally accepted accounting principles; ensure that the Company’s books and records accurately reflect all executed transactions and provide a full account of the Company’s assets, liabilities, revenues and expenses; strive to identify and rectify any significant deficiencies in the design or operation of the Company’s internal or disclosure controls and procedures which could adversely affect the Company’s ability to record, process and report financial or other required information; and cooperate fully with, and be open, candid, accurate and complete in all dealings with and disclosures to the Audit Committee in particular and the Board of Directors in general;

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Comply and encourage others reporting to them to comply in all material respects with applicable laws, rules, regulations and requirements of federal, state and local governments and regulatory agencies;

•	Proactively promote ethical and honest behavior within the Company;

•	Respect the confidentiality of information acquired in the course of employment, disclosing it only when authorized or legally obligated to do so, and never using it for personal advantage; and

•	Promptly report, and promote prompt internal reporting of:

o	Any violation of this Code of Ethics;

o	Any violation of the Company’s Code of Business Conduct and Ethics and any fraud, whether or not material, that involves any Senior Executive or Financial Officers or other employee of the Company who has a significant role in the Company’s financial reporting, disclosures or internal controls; and

o	Any material violation of the securities or other laws, rules or regulations applicable to the Company or any employee, director or agent of the Company.

o	Reporting of any such violation shall be made to the CEO (if not involved) and/or the Audit Committee (for which the procedures established by the Audit Committee for the confidential, anonymous submission of concerns by employees may be used).

4.	Violations of this Code of Ethics. Any Senior Executive or Financial Officer who violates, ignores or fails to comply with this Code of Ethics shall be subject to corrective action, which may include immediate dismissal.

5.	Changes or Waivers – Any amendment to or waiver of this Code of Ethics may only be made in advance by the Board of Directors of the Company. To the extent required by law, rule, regulation or listing standards, any such amendment or waiver shall be timely disclosed on Form 8-K or as otherwise required.